SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL HIGH YIELD FUND, INC.
                             HELD NOVEMBER 2, 1999

1.  Election of the Board of Directors.

                            For              Withheld

    Aschenbrenner        3,148,861             72,503
    Davis                3,143,628             77,736
    Eucher               3,149,059             72,305
    Ferguson             3,156,178             65,186
    Gilbert              3,157,407             63,957
    Griswell             3,147,515             73,850
    Kimball              3,157,407             63,957
    Lukavsky             3,145,565             75,800

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         3,120,574           36,881                63,910

3.  Amendment of Management Agreement to:
    A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

         3,048,114           101,280                71,970

    B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

         3,062,425            86,483                72,456

4.  Approval of changes to fundamental investment restrictions regarding:
    D. Diversification.

         In Favor       Opposed      Abstain   Broker Non-Votes

        2,670,612        96,748       58,721      395,283